Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated January 21, 2016, with respect to the consolidated financial statements of Project Rendezvous Holding Corporation incorporated by reference in the Registration Statements (Form S-8 Nos. 333-196562, 333-175986, 333-129609 and 333-116345 and Form S-3 Nos. 333-203785 and 333-201554) of Digirad Corporation, included in this Form 8-K/A of Digirad Corporation.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 11, 2016